Exhibit 10.2
AMENDMENT
     This Amendment is entered into by and between Centex Corporation (the “Company”) and                      (the “Executive”) effective as of October ___, 2008.
     WHEREAS, the Company and the Executive entered into that certain Agreement dated as of                     , 200x (the “Agreement”) under which the Company agreed to provide certain benefits to the Executive in the event of a change in control of the Company; and
     WHEREAS, the Company and the Executive wish to amend the Agreement for compliance with Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations and other guidance thereunder;
     THEREFORE, in order to accomplish these objectives, the parties agree that the Agreement is hereby amended as follows:
     1. The next to the last sentence of Subsection (a) of Section 1 of the Agreement is hereby amended to read in its entirety as follows:
“The reduction of the amounts payable to the Executive, if applicable, shall be made (1) by first eliminating the acceleration of vesting of any stock options for which the exercise price is more than 105% of the then market price (and if there is more than one option award so outstanding by the Executive, then the one that is most “under water” shall be reduced first, and so on), (2) by second reducing the payments under the Company’s long term performance units (and if there be more than one such award held by the Executive, by reducing the awards in the reverse order of the date of their award (with the most recent award reduced first and the oldest award reduced last)), (3) by third reducing the payments (if any) under the Company’s 2003 Annual Incentive Compensation Plan as may be in effect from time to time, (4) by fourth reducing any annual bonus under any annual incentive bonus plan as may be in effect from time to time, and (5) finally by reducing any other Payments that are not subject to Code Section 409A.”
     2. Section 1(b) of the Agreement is hereby amended to add the following sentence to the end thereof:
“Notwithstanding the foregoing, in no event shall any Gross-Up Payment or Underpayment be paid to the Executive later than the end of the calendar year following the calendar year in which the Executive remits the related taxes.”
     3. Subsection (c) of Section 1 of the Agreement is hereby amended to add the following as the sixth and seventh sentences of such subsection (immediately after the sentence that concludes with the phrase “payment of costs and expenses”):
“The payment of costs and expenses shall be made no later than the end of the calendar year following the calendar year in which the taxes that are the subject of the contest are remitted to the taxing authority, or where as a result of such contest no taxes are remitted, the end of the calendar year following the calendar year in which the audit is completed or there is a final and nonappealable settlement or other resolution of the litigation. Any Excise Taxes or income taxes imposed as a result of such representation and payment of costs and expenses shall be reimbursed to the Executive no later than the end of the calendar year next following the calendar year in which the Executive remits the related taxes.”
     4. Subsection (c) of Section 1 of the Agreement is hereby amended to add the following as the next to the last sentence of such subsection:
“Any Excise Taxes or income taxes imposed with respect to or in connection with such payment shall be reimbursed to the Executive no later than the end of the calendar year next following the calendar year in which the Executive remits the related taxes.”
     5. Subsection (f) of Section 1 of the Agreement is hereby amended to add the following as the first definition in such subsection (and the remaining definitions in such subsection shall be renumbered accordingly):
“(i) “Code Section 409A” means Section 409A of the Code and the Treasury Regulations and other Guidance thereunder.”
     6. The third sentence of Section 3 of the Agreement is hereby deleted and the following sentences are hereby added in replacement thereof:
“The Company agrees to pay as incurred (within 10 days following the Company’s receipt of an invoice from the Executive), to the full extent permitted by law, all legal fees and expenses that the Executive may reasonably incur during the Executive’s lifetime as a result of any contest (regardless of the outcome thereof) by the Company, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement). The Executive shall provide to the Company an invoice for any such fees and expenses within 60 days of incurring such fees and expenses. Any payment in relation to such fees or expenses shall be made as soon as administratively possible after receiving such invoice, but in any event no later than the last day of the calendar year following the calendar year in which the fee or expense was incurred. Further, the amount of fees and expenses eligible for payment or reimbursement during the calendar year shall not affect the fees and expenses eligible for payment in any other calendar year.”
     7. A new Section 5 is hereby added to the Agreement to read in its entirety as follows (and the subsequent remaining sections of the Agreement shall be renumbered accordingly):
“5. Code Section 409A. Any provision of this Agreement to the contrary notwithstanding, if any payment or benefit hereunder constitutes the deferral of compensation subject to Code Section 409A and the Executive is a “specified employee” (as defined by the Company in accordance with Code Section 409A) as of the date of his or her “separation from service” (as defined by the Company in accordance with Code Section 409A), no payment on account of the Executive’s separation from service may be made with respect to the Executive before the date that is six months after the Executive’s separation from service (or, if earlier than the end of the six-month period, the date of the Executive’s death). In such case, any payment that would be made within such six-month period will be accumulated and paid in a single lump sum on the on the earliest business day that complies with the requirements of Code Section 409A. For purposes of Code Section 409A, each payment amount or benefit due under this Agreement shall be considered a separate payment and the Executive’s entitlement to a series of payments or benefits under this Agreement is to be treated as an entitlement to a series of separate payments.”
     IN WITNESS WHEREOF, the Executive and the Company have caused this Amendment to be executed as of the date first specified above.

CENTEX CORPORATION
By:
Name:
Title:

[Name]